Exhibit 10.1

AMENDMENT NO. 1 TO THE

CERTIFICATE OF DESIGNATION

OF

SPECIAL PREFERRED VOTING SHARES

OF

CHARTERMAC

This Amendment No. 1 (this “Amendment”) to the Certificate of Designation (the “Certificate of Designation”) of the Special Preferred Voting Shares (the “SPV Shares”) of CharterMac, a Delaware statutory trust (the “Trust”), was duly approved by the Trust’s Board of Trustees and the holders of a majority of the outstanding SPV Shares, effective as of May 4, 2007. Capitalized terms used and not otherwise defined herein shall for all purposes of this Amendment have the respective meaning as specified by the Certification of Designation.

RECITALS

WHEREAS, pursuant to resolutions adopted on April 16, 2007, the Trust’s Board of Trustees (the “Board”) by the required two-thirds vote resolved to establish the size of the Board as eleven (11) Managing Trustees; and

WHEREAS in order to effect the reduction in the size of the Board to eleven (11), the Certificate of Designation must be amended to reduce to four (4) the minimum number of non-independent Managing Trustees that the holders of the SPV Shares are entitled to nominate; and

WHEREAS, Section 5(c) of the Certificate of Designation requires the affirmative vote or consent of the holders of a majority of the outstanding SPV Shares in order to amend the Certificate of Designation;

WHEREAS, the holders of a majority of the outstanding SPV Shares approved by a written consent dated May 4, 2007, this amendment to the Certificate of Designation to permit the reduction in the minimum number of non-independent Managing Trustees such holders are permitted to nominate from at least six (6) Managing Trustees to at least four (4) Managing Trustees; subject to (i) increase if the Board increases the size of the Board above eleven (11) Managing Trustees and (ii) the right of the holders, acting by a vote of a majority of the outstanding SPV Shares, at their option, to exercise the Board Expansion Right (defined below); and

WHEREAS, the Board of Trustees has duly approved and adopted this Amendment by the required two-thirds vote.

                NOW, THEREFORE, the Certificate of Designation is hereby amended effective as of May 4, 2007, as follows:

1.            Section 5(d). Section 5(d) is hereby amended and restated in its entirety as follows:

(d)	Number and Nomination of Non-Independent Trustees; Vacancies.

So long as the holders of the Special Preferred Voting Shares continue to own in the aggregate 7.5% or more of the outstanding voting securities of the Trust, the following procedures shall apply with respect to the number and nomination of non-independent Trustees on the Board:

(i) The number of non-Independent Trustees on the Board of Trustees of the Trust shall be at least the number shown on the following chart depending upon the overall size of the Board of Trustees of the Trust as determined from time to time by the Board of Trustees (consistent with the requirements of Section 3 of the Trust Agreement, which requires that at least a majority of the Managing Trustees by at least (x) one trustee while Mr. Thomas M. White is on the Board of Trustees and (y) two trustees if Mr. White is not on the Board of Trustees, shall be Independent Trustees); provided, however, that if the holders of the Special Preferred Voting Shares exercise the Board Expansion Right (defined below), the number of non-Independent Trustees that may be nominated or elected in accordance with this Section 5(d) by the holders of the Special Preferred Voting Shares may not thereafter be reduced below five (5) without the further amendment of this Certificate of Designation:

Total Board Size	Number of Non-independent Trustees Nominated by SPV shareholders (other than White)	White on Board		White Not on Board
		White qualifies as “independent”	Total Number of Independent Trustees
10*	4	Yes	6	6
	4	No	5 - must add additional independent*	6

11	4	Yes	7	7
	4	No	6 – no need to add additional independent	7

12*	5	Yes	7	7
	5	No	6 - must add additional independent*	7

13	5	Yes	8	8
	5	No	7 – no need to add additional independent	8

14*	6	Yes	8	8
	6	No	7 – must add additional independent*	8

15	6	Yes	9	9
	6	No	8 – no need to add additional independent	9

16	6	Yes	10	10
	6	No	9- no need to add additional independent	10

* If Mr. White is on the Board and does not qualify as “independent” under the NYSE Rules, then Board size must be increased by at least one Independent Trustee which would increase “Total Board Size” by one (1) trustee (e.g. if “Total Board Size” would otherwise be 12, it must be 13 because NYSE Rules require a majority of independent trustees and the 5 non-independent trustees chosen by the holders of the Special Preferred Voting Shares, together with a non-independent Mr. White, would make the split 6-6 unless an additional trustee (who qualifies as “independent”) is added to the Board).

(ii) Subject to clause (iv) below, the holders of the Special Preferred Voting Shares acting by a majority of the outstanding Special Preferred Voting Shares, shall have the right, in lieu of the Board of Trustees or a nominating committee thereof, (A) to nominate for election to the Board of Trustees of the Trust any non-Independent Trustees to be elected at any annual or special meeting of the Shareholders of the Trust and (B) to elect any non-Independent Trustee to fill any vacancy in the non-Independent Trustees on the Board of Trustees.

(iii) Subject to clause (iv) below, the holders of the Special Preferred Voting Shares acting by a majority of the outstanding Special Preferred Voting Shares, may, at their option, exercise the Board Expansion Right by written notice delivered to the Board of Trustees. “Board Expansion Right” is the one-time right of the holders of the Special Preferred Voting Shares, acting by a majority of the outstanding Special Preferred Voting Shares, in lieu of the Board of Trustees, to increase the size of the Board of Trustees to twelve (12) members and elect to fill such resulting vacancy with an additional non-Independent Trustee (i.e. have the right to nominate/elect at least five (5) trustees), if such increase can be accomplished without the need for another Independent Trustee in order to comply with the New York Stock Exchange listing requirement (the “NYSE Rules”) that the Trust have a majority of Independent Trustees (i.e. a then-existing trustee that is a non-Independent Trustee can otherwise qualify as “independent” under the NYSE Rules).

(iv) Notwithstanding anything in this Section 5(d) to the contrary, the power of the holders of the Special Preferred Voting Shares, acting by a majority of the outstanding Special Preferred Voting Shares, to nominate or elect Managing Trustees pursuant to this Section 5(d) shall not (x) affect the rights of the Common Shareholders to nominate persons to serve as Managing Trustees of the Trust; (y) apply to the extent inconsistent with applicable laws or regulations of any governmental authority or the rules of any national securities exchange (or, as applicable, NASDAQ or any successor thereto) on which the Trust’s voting securities are listed or (z) subject to the proviso in clause (i) above, affect the rights of the Board of Trustees to reduce or increase the size of the Board of Trustees in accordance with the Bylaws.

2.            No Further Amendments. Except as otherwise amended herein, the Certificate of Designation remains unchanged and in full force and effect.

3.            Interpretation. This Amendment shall be interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.

4.            Effectiveness. This Amendment became effective upon the requisite approval of the holders of a majority of the outstanding SPV Shares and the requisite approval of the Board of Trustees.